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                                                                   Exhibit 99.10

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 42 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 18, 1999, relating to the financial statements and financial highlights of Prudential's Gibraltar Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Investment Advisory and Other Services" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.



PricewaterhouseCoopers LLP
New York, New York
April 23, 1999


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